SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Fidelity Rutland Square Trust II

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Information Statement

Strategic Advisers Funds

We appreciate your business and your trust in Fidelity Investments. As always, we are committed to keeping you informed about your Fidelity account(s), including any updates and/or changes*

The enclosed Information Statement provides important information regarding a new manager that has been appointed to one or more of the Strategic Advisers Funds held within your Fidelity account.

Inside, you will find detailed information about the terms of an agreement with the new manager, which was selected by Strategic Advisers LLC, the adviser to the Strategic Advisers Funds and the portfolio manager for your Fidelity managed account. They believe these changes will provide your account with additional benefits, such as increased manager diversification, and help to ensure that the Fund can be effectively managed to meet its specific style exposure and investment objective.

Please read the enclosed information carefully. No other action is required by you. Should you have any questions, please call the appropriate number listed below.

•	For current or former clients in a Fidelity managed account: Please call 1-800-544-3455, Monday–Friday, 8 a.m. to 7 p.m. Eastern time (Strategic Advisers® Income Opportunities Fund).

*	You may have elected to suppress other legal notifications; however, certain regulatory requirements mean that we are legally bound to send you this notification. We apologize for any inconvenience.

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IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF INFORMATION STATEMENT.

The Information Statement is available at www.proxyvote.com/proxy.

STRATEGIC ADVISERS® INCOME OPPORTUNITIES FUND

(THE FUND)

A SERIES OF

FIDELITY RUTLAND SQUARE TRUST II

245 SUMMER STREET

BOSTON, MASSACHUSETTS 02210

1-800-544-3455

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Trustees (the Board or Trustees) of Fidelity Rutland Square Trust II (the Trust) to the shareholders of Strategic Advisers® Income Opportunities Fund (the Fund), a series of the Trust. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (SEC) that permits the Trust’s investment adviser, Strategic Advisers LLC (Strategic Advisers), to hire unaffiliated sub-advisers without obtaining shareholder approval, subject to the approval of the Trust’s Board.

This Information Statement is being mailed on or about October 30, 2020 to shareholders of record as of October 5, 2020. This Information Statement is intended to inform you that a new sub-adviser has been appointed to your fund. No action is required of you. We are not asking you for a proxy and you are requested not to send us a proxy.

The information contained in this Information Statement relates to the Trustees’ approval on September 2, 2020 of a new sub-adviser under a sub-advisory agreement (the Agreement) with T. Rowe Price Associates, Inc. (T. Rowe Price or New Sub-Adviser).

The purpose of this Information Statement is to provide an overview of the Trustees’ decision to appoint T. Rowe Price as an additional sub-adviser for the Fund and to discuss the terms of the Agreement. Shares of the Fund are offered exclusively to certain clients of Strategic Advisers or its affiliates and are not available for sale to the general public.

INTRODUCTION

Strategic Advisers is the Fund’s investment adviser. Pursuant to the terms of an exemptive order granted to Strategic Advisers and the Trust by the SEC on November 28, 2006 (SEC Order), Strategic Advisers employs a so-called “manager of managers” arrangement in managing the Fund. Section 15(a) of the Investment Company Act of 1940, as amended (the 1940 Act) generally requires that a fund’s shareholders approve all agreements pursuant to which persons serve as investment adviser or sub-adviser to a fund. The SEC Order exempts Strategic Advisers and the Trust from the shareholder voting requirements of Section 15(a) of the 1940 Act and allows the Trustees, subject to certain conditions, to appoint new unaffiliated sub-advisers and approve their respective sub-advisory agreements on behalf of the Fund without a shareholder vote.

Consistent with the SEC Order, the Trustees, including a majority of the Trustees who are not parties to the Agreement or “interested persons” of any such party (the Independent Trustees), appointed the New Sub-Adviser as an additional sub-adviser to the Fund and approved the Agreement at a meeting on September 2, 2020. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the appointment of the New Sub-Adviser under the terms of the Agreement was in the best interest of the Fund and its shareholders.

As a condition to relying on the SEC Order, Strategic Advisers and the Trust are required to furnish shareholders of the Fund with notification of the appointment of a new unaffiliated sub-adviser within ninety days from the date that the sub-adviser is hired. This Information Statement serves to provide such notice and give details of the new arrangement.

MANAGEMENT CONTRACT OF THE FUND

Strategic Advisers, located at 245 Summer Street, Boston, Massachusetts 02210, is the Fund’s investment adviser. Strategic Advisers directs the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations pursuant to a management contract (the Management Contract) for the Fund that was initially approved by the Board, including a majority of the Independent Trustees, on March 4, 2010, and by the initial sole shareholder on August 20, 2010.

The Management Contract was most recently renewed by the Board, including a majority of the Independent Trustees, on September 2, 2020.

Strategic Advisers is authorized, in its discretion, to allocate the Fund’s assets pursuant to its investment strategy. In addition, Strategic Advisers or its affiliates, subject to the supervision of the Board, provides the management and administrative services necessary for the operation of the Fund. These services include, among others, supervising relations with, and monitoring the performance of, any sub-advisers; preparing all general shareholder communications, including shareholder reports; maintaining the Fund’s records; maintaining the registration and qualification of the Fund’s shares under federal and state law; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees. Strategic Advisers or its affiliates also compensate all officers of the Fund and all personnel of Strategic Advisers for performing services relating to research, statistical and investment activities.

The Fund pays a monthly management fee to Strategic Advisers (the Management Fee). The Management Fee is calculated by adding Strategic Advisers’ annual Management Fee rate of 0.25% and the total fees payable monthly to the Fund’s sub-advisers based on each sub-adviser’s allocated portion of the Fund’s average daily net assets throughout the month. The Fund’s effective Management Fee may be higher or lower in the future based on factors such as the portion of fund assets managed by sub-advisers and the sub-advisory fee rates of the sub-advisers that may manage a Fund in the future.

Strategic Advisers has contractually agreed to waive its portion of the Management Fee for the Fund in an amount equal to 0.25% of the Fund’s average daily net assets through September 30, 2023. Strategic Advisers has also contractually agreed that the maximum aggregate annual management fee rate of the Fund will not exceed 0.75%.

Strategic Advisers may not discontinue or modify the management fee waiver prior to its expiration date without the approval of the Board. The addition of the New Sub-Adviser will not result in a change to the maximum aggregate annual management fee payable by shareholders, the portion of the Management Fee retained by Strategic Advisers, if any, or the management fee waiver arrangement discussed above.

In addition to the New Sub-Adviser, FIAM LLC (FIAM) and PGIM, Inc. (PGIM) serve as sub-advisers to the Fund. FIAM is an affiliate of Strategic Advisers.

The following table shows Management Fees paid by the Fund to Strategic Advisers and sub-advisory fees paid by Strategic Advisers, on behalf of the fund, to the Fund’s sub-adviser(s) during the fiscal period ended February 29, 2020.

Fund	Management Fees Paid to Strategic AdvisersA	Management Fees Paid as a % of Average Net Assets of the FundA	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s)	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s) as a % of Average Net Assets of the Fund	Sub-Advisory Fees Paid by Strategic Advisers to FIAM	Sub-Advisory Fees Paid by Strategic Advisers to FIAM as a % of Average Net Assets of the Fund
Income Opportunities Fund	$1,696,853	0.07%	$86,776	0.00%	$1,609,953	0.07%

A	After waivers reducing management fees in the amount of $5,717,643.

Differences between the amount of the management fees paid by the Fund to Strategic Advisers and the aggregate amount of the sub-advisory fees paid by Strategic

Advisers, on behalf of the Fund, to the sub-adviser(s) may be due to expense estimates, which are accrued in the period to which they relate and adjusted when actual amounts are known.

SUMMARY OF THE AGREEMENT WITH THE NEW SUB-ADVISER

On September 2, 2020, pursuant to the “managers of managers” arrangement, the Board approved the Agreement with the New Sub-Adviser on behalf of the Fund. Pursuant to the Agreement, the New Sub-Adviser has day-to-day responsibility for choosing investments for the portion of assets of the Fund allocated to it by Strategic Advisers and for voting proxies for the Fund with respect to those investments.

Pursuant to the Agreement, the New Sub-Adviser provides a program of continuous investment management for the portion of the Fund’s assets allocated to it in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the SEC on Form N-1A, as amended and supplemented from time to time (the Registration Statement), and such other limitations as the Trust, the Fund, the Board, or Strategic Advisers may impose. The New Sub-Adviser will vote the Fund’s proxies in accordance with the New Sub-Adviser’s proxy voting policies, as approved by the Board. Strategic Advisers has granted the New Sub-Adviser authority to invest and reinvest the assets of the Fund allocated to it by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use. For providing investment management services to its allocated portion of the Fund, Strategic Advisers pays the New Sub-Adviser a monthly asset-based fee out of the Management Fee payable by the Fund.

The Agreement may be terminated on sixty days’ written notice to the New Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by Strategic Advisers. The Agreement is terminable, without penalty, by the New Sub-Adviser upon ninety days’ written notice to Strategic Advisers and the Trust. In addition, the Agreement will terminate in the event of the termination of the Management Contract with respect to the Fund. The Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

INFORMATION ABOUT T. ROWE PRICE

T. Rowe Price’s main office is located at 100 East Pratt Street, Baltimore, Maryland 21202. T. Rowe Price is not affiliated with Strategic Advisers.

Investment Process

T. Rowe Price provides investment management services to the Fund through the High Yield Bond Strategy. T. Rowe Price will normally invest at least 80% of the net assets of the Fund sleeve that it manages (the Sleeve) (including any borrowings for investment purposes) in a widely diversified portfolio of high yield corporate bonds, often called “junk” bonds, as well as income-producing convertible securities and preferred stocks that are rated below investment grade or not rated by any major credit rating agency but deemed to be below investment grade by T. Rowe Price. If each of the three major U.S. ratings agencies (S&P, Moody’s and Fitch) assigns ratings to a security, the methodology will attribute the middle rating to the instrument in question. If only two assign ratings, the methodology will attribute the more conservative (lower) rating of the two. If only one agency assigns a rating, the methodology will attribute that rating.

High yield bonds are rated below investment grade (BB and lower, or an equivalent rating), and tend to provide high income in an effort to compensate investors for their higher risk of default, which is the failure to make required interest or principal payments. High yield bond issuers include small or relatively new companies lacking the history or capital to merit investment grade status, former blue chip companies downgraded because of financial problems, companies electing to borrow heavily to finance or avoid a takeover or buyout, and firms with heavy debt loads.

While high yield corporate bonds are typically issued with a fixed interest rate, bank loans have floating interest rates that reset periodically (typically quarterly or monthly). Bank loans represent amounts borrowed by companies or other entities from banks and other lenders. In many cases, the borrowing companies have significantly more debt than equity and the loans have been issued in connection with recapitalizations, acquisitions, leveraged buyouts, or refinancings. The loans held by the Sleeve may be senior or subordinate obligations of the borrower. T. Rowe Price may invest up to 15% of the total Sleeve assets in bank loans.

T. Rowe Price may purchase securities of any maturity and its weighted average maturity will vary with market conditions. In selecting investments, T. Rowe Price relies extensively on its credit research analysts. T. Rowe Price intends to focus primarily on the higher-quality range (BB and B, or an equivalent rating) of the high yield market.

Directors and Officers

The following are the directors, officers, and control persons of T. Rowe Price. Unless otherwise noted, the address of each is 100 East Pratt Street, Baltimore, Maryland 21202.

DIRECTORS AND OFFICERS
Name	Position
William J. Stromberg	President, Director, Chairman of the Board
David Oestreicher	Secretary, Director
Robert W. Sharps	Director
John R. Gilner	Chief Compliance Officer
CONTROL PERSON
Name	Relationship
T. Rowe Price Group, Inc.	owns 100% of the stock of T. Rowe Price

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of T. Rowe Price.

T. Rowe Price also acts as investment adviser or sub-adviser to other registered investment companies (or portions thereof) set forth below, which have investment objectives that are similar to the portion of the Fund that may be allocated to T. Rowe Price pursuant to the Agreement:

Fund	Assets Under Management as of June 30, 2020
New America High Income Fund, Inc.	$288,900,000
T. Rowe Price High Yield Fund	$8,291,300,000
T. Rowe Price Institutional High Yield Fund	$1,566,100,000

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENT

Matters Considered by the Board in Approving the Agreement is included in Appendix A.

MANAGEMENT INFORMATION ABOUT STRATEGIC ADVISERS

The principal business address of Strategic Advisers, the Fund’s’ investment adviser, is 245 Summer Street, Boston, Massachusetts, 02210.

The principal business address of Fidelity Distributors Company LLC, the Fund’s principal underwriter and distribution agent, is 900 Salem Street, Smithfield, Rhode Island 02917.

OTHER INFORMATION

Outstanding Shares and Ownership of Shares. The following table shows the number of shares of each Fund that were issued and outstanding as of August 31, 2020:

Fund	Shares Outstanding
Income Opportunities Fund	492,182,749

As of August 31, 2020, the Trustees, Members of the Advisory Board (if any), and officers of the Fund owned, in the aggregate, less than 1% of the Fund’s total outstanding shares.

To the knowledge of the Trust, no shareholder had substantial (5% or more) record and/or beneficial ownership of the Fund as of August 31, 2020.

Shareholder Proposals. The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written proposals to the Secretary of the Fund, attention “Fund Shareholder Meetings,” 245 Summer Street, Mailzone V10A, Boston, Massachusetts 02210.

Annual Report. For a free copy of the Fund’s most recent annual report and semi-annual report, if any, call 1-800-544-3455 or write to Fidelity Distributors Company LLC at 900 Salem Street, Smithfield, Rhode Island 02917. In addition, you may visit Fidelity’s website at www.fidelity.com for a free copy of a prospectus, statement of additional information, annual or semi-annual report, or to request other information.

NOTICE TO BANKS, BROKER-DEALERS

AND VOTING TRUSTEES AND THEIR NOMINEES

Please advise the Trust, in care of Fidelity Investments Institutional Operations Company LLC, 245 Summer Street, Boston, Massachusetts, 02210, whether other persons are beneficial owners of shares for which the Information Statement is being mailed and, if so, the number of copies of the Information Statement and Annual Report you wish to receive in order to supply copies to the beneficial owners of the respective shares.

APPENDIX A

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENT

Strategic Advisers Income Opportunities Fund

In September 2020, the Board of Trustees, including the Independent Trustees (together, the Board) voted to approve a new sub-advisory agreement among Strategic Advisers LLC (Strategic Advisers), T. Rowe Price Associates, Inc. (Sub-Adviser), and Fidelity Rutland Square Trust II (Trust) on behalf of the fund (New Sub-Advisory Agreement). The Board, assisted by the advice of fund counsel and Independent Trustees’ counsel, considered a broad range of information it believed relevant to the approval of the New Sub-Advisory Agreement.

In considering whether to approve the New Sub-Advisory Agreement, the Board reached a determination, with the assistance of fund counsel and Independent Trustees’ counsel and through the exercise of its business judgment, that the approval of the New Sub-Advisory Agreement is in the best interests of the fund and its shareholders and does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage. Also, the Board found that the fees to be charged under the New Sub-Advisory Agreement bear a reasonable relationship to the services to be rendered and will be based on services provided that will be in addition to, rather than duplicative of services provided under the advisory contract of any underlying fund in which the fund may invest. The Board’s decision to approve the New Sub-Advisory Agreement was not based on any single factor, but rather was based on a comprehensive consideration of all the information provided to the Board. In addition, individual Trustees did not necessarily attribute the same weight or importance to each factor.

Nature, Extent, and Quality of Services Provided. The Board considered the backgrounds of the investment personnel that will provide services to the fund, and also considered the fund’s investment objective, strategies and related investment philosophy and current sub-adviser line-up. The Board also considered the structures of the investment personnel compensation programs and whether such structures provide appropriate incentives to act in the best interests of the fund. The Board noted that it is familiar with the nature, extent and quality of services provided by the Sub-Adviser from its oversight of the Sub-Adviser on behalf of other funds overseen by the Board and that the same support staff, including compliance personnel, that currently provide services to other Strategic Advisers funds will also provide services to the fund.

Resources Dedicated to Investment Management and Support Services. The Board reviewed the general qualifications and capabilities of the Sub-Adviser’s investment staff, its use of technology, and the Sub-Adviser’s approach to managing and compensating investment personnel. The Board noted that the Sub-Adviser will utilize a different investment mandate to manage the fund than it currently uses in managing other funds overseen by the Board and reviewed the general qualifications and capabilities of the investment staff that will provide services to the fund and its use of technology. The

Board noted that the Sub-Adviser’s analysts have extensive resources, tools, and capabilities that allow them to conduct sophisticated quantitative and/or fundamental analysis. Additionally, in its deliberations, the Board considered the Sub-Adviser’s trading capabilities and resources and global compliance infrastructure, which are integral parts of the investment management process.

Shareholder and Administrative Services. The Board considered: (i) the nature, extent, quality, and cost of advisory services to be performed by the Sub-Adviser under the New Sub-Advisory Agreement; and (ii) the resources to be devoted to the fund’s compliance policies and procedures.

Investment Performance. The Board considered the historical investment performance of the Sub-Adviser and the portfolio managers in managing accounts under a similar investment mandate.

Based on its review, the Board concluded that the nature, extent, and quality of services that will be provided to the fund under the New Sub-Advisory Agreement should benefit the fund’s shareholders.

Competitiveness of Management Fee and Total Fund Expenses. With respect to the New Sub-Advisory Agreement, the Board considered the amount and nature of the fees to be paid by the fund to Strategic Advisers and by Strategic Advisers to the Sub-Adviser. The Board also considered the projected change in the fund’s management fee and total operating expenses, if any, as a result of hiring the Sub-Adviser.

The Board noted that the New Sub-Advisory Agreement will not result in changes to the maximum aggregate annual management fee payable by the fund or Strategic Advisers’ portion of the management fee. The Board considered Strategic Advisers’ contractual agreement to waive its portion of the fund’s management fee. The Board further considered that allocating assets to the Sub-Adviser is expected to result in an increase in the fund’s management fee but such increase will be offset by a corresponding decrease in underlying fund expenses. The Board also considered that after allocating assets to the Sub-Adviser, the fund’s management fee is expected to continue to rank below the competitive peer group median and after the projected decreases in total expenses resulting from funding the Sub-Adviser and another previously approved sub-advised mandate the fund’s total net expenses are expected to decrease below the competitive peer group median reported in the June 2020 management contract renewal materials.

Based on its review, the Board concluded that the fund’s management fee structure and any changes to projected total expenses bear a reasonable relationship to the services that the fund and its shareholders will receive and the other factors considered.

Because the New Sub-Advisory Agreement was negotiated at arm’s length and will have no impact on the maximum management fees payable by the fund or Strategic Advisers’ portion of the management fee, the Board did not consider the costs of services and profitability to be significant factors in its decision to approve the New Sub-Advisory Agreement.

Potential Fall-Out Benefits. The Board considered that it reviews information regarding the potential of direct and indirect benefits to Strategic Advisers and its affiliates from their relationships with the fund, including non-advisory fee compensation paid to affiliates of Strategic Advisers, if any, as well as information regarding potential fall-out benefits accruing to each sub-adviser, if any, as a result of its relationship with the fund, during its annual renewal of the fund’s management contract and sub-advisory agreements. The Board considered Strategic Advisers’ representation that it does not anticipate that the approval of the New Sub-Advisory Agreement will have a significant impact on the profitability of, or potential fall-out benefits to, Strategic Advisers or its affiliates.

Possible Economies of Scale. The Board considered that it reviews whether there have been economies of scale in connection with the management of the fund during its annual renewal of the fund’s management contract and sub-advisory agreements. The Board noted that the New Sub-Advisory Agreement provides for breakpoints that have the potential to reduce sub-advisory fees paid to the sub-adviser as assets allocated to the sub-adviser grow.

Conclusion. Based on its evaluation of all of the conclusions noted above, and after considering all factors it believed relevant, the Board concluded that the New Sub-Advisory Agreement’s fee structure bears a reasonable relationship to the services to be rendered and that the New Sub-Advisory Agreement is in the best interests of the fund and its shareholders and should be approved. The Board also concluded that the sub-advisory fees to be charged under the New Sub-Advisory Agreement will be based on services provided that will be in addition to, rather than duplicative of, services provided under the advisory contract of any underlying fund in which the fund may invest. In addition, the Board concluded that the approval of the New Sub-Advisory Agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage.

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Any third-party marks that may appear above are the marks of their respective owners.

Strategic Advisers is a registered service mark of FMR LLC. © 2020 FMR LLC. All rights reserved.

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